10f-3 Report

SALOMON BROTHERS VARIABLE SERIES FUNDS

INVESTORS VALUE FUND

January 1, 2005 through June 30, 2005



Issuer

Huntsman Corporation

Trade Date

2/10/2005

Selling Dealer

CS First Boston

Price

$23.000

Trade Amount

$1,000.00

% Received by Fund

0.002%

% of Issue(1)

0.162%(A)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $96,500.